SHAREHOLDER MEETING
On December 1, 2004, a Special Meeting of shareholders of the Fund was held to elect nine Trustees, effective January 1, 2005.

Proxies covering 38,496,382 shares of beneficial interest were voted at the meeting.

Shareholders elected the following Trustees to serve until their respective successors are duly elected and qualified, with the votes tabulated as follows:

                                                                 WITHHELD
                                     FOR                         AUTHORITY
James F. Carlin                      12,558,552                  358,875
Richard P. Chapman Jr.               12,529,783                  387,644
William H. Cunningham                12,541,075                  376,352
Ronald R. Dion                       12,554,485                  362,942
Charles L. Ladner                    12,558,282                  359,145
John H. Moore                        12,526,077                  391,350
Patti McGill Peterson                12,552,307                  365,120
Steven R. Pruchansky                 12,551,690                  365,737
James A. Sheperdson                  12,557,233                  360,194